UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2017

SOUTHWEST GAS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

California	001-37976	81‑3881866
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5241 Spring Mountain Road
Post Office Box 98510
Las Vegas, Nevada		89193-8510
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (702) 876‑7237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ___

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ___

Item 2.02     Results of Operations and Financial Condition.

On August 7, 2017, Southwest Gas Holdings, Inc. released summary financial information to the general public, including the investment community, regarding operating performance for the quarter, six months, and twelve months ended June 30, 2017.  A copy of the associated press release and summary financial information is attached hereto as Exhibit 99.

This Form 8-K and the attached exhibit are provided under Item 2.02 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS HOLDINGS, INC.

Date: August 7, 2017
/s/ GREGORY J. PETERSON
Gregory J. Peterson
Vice President/Controller and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit
No.	Description

99	Press Release and summary financial information dated August 7, 2017.

For Immediate Release
August 7, 2017

Southwest Gas Holdings, Inc. Announces Second Quarter 2017 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $0.38 per basic share for the second quarter of 2017, a $0.19 increase from consolidated earnings of $0.19 per basic share for the second quarter of 2016.  Consolidated net income was $17.9 million for the second quarter of 2017, compared to consolidated net income of $8.9 million for the second quarter of 2016.  The natural gas segment had net income of $9.5 million in the second quarter of 2017 compared to net income of $2.4 million in the second quarter of 2016, while the construction services segment had net income of $8.7 million in the current quarter compared to net income of $6.6 million in the second quarter of 2016.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said:  “We are very pleased to report earnings per share of $0.38 for the second quarter of 2017, doubling the earnings of the prior-year quarter.  Both of our operating segments reported improved quarterly results compared to the prior year.  Gas segment operating results increased over $7 million between quarters, a product of improved operating margin and lower depreciation expense due to the Arizona general rate case settlement, effective April 2017.  Earnings from our construction services segment increased $2.1 million compared to the prior year, as workloads in all of our operating areas began picking up momentum.”

“Looking to the second half of the year, we remain optimistic about both operating segment prospects.  Our construction segment has moved into its traditional peak construction season, while the gas segment will benefit from lower depreciation expense, customer growth, and impacts of our various regulatory mechanisms.”

For the twelve months ended June 30, 2017, consolidated net income was $154.8 million, or $3.26 per basic share, compared to $145.8 million, or $3.08 per basic share, for the twelve-month period ended June 30, 2016.  The current twelve-month period includes $9 million, or $0.19 per share, in other income due to increases in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior-year period included a COLI-related increase of $1.3 million, or $0.03 per share.  Natural gas segment net income was $125.9 million in the current twelve-month period and $113.3 million in the prior-year period.  Construction services segment net income was $29.6 million in the current twelve-month period and $32.5 million in the prior-year period.
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Natural Gas Operations Segment Results
Second Quarter

Operating margin increased $7 million between quarters.  Rate relief in the Arizona and California jurisdictions provided $5 million in operating margin.  Approximately $2 million was attributable to customer growth, as 32,000 net new customers were added during the last twelve months.

Operating margin is a financial measure defined by management (natural gas operating revenues less the net cost of gas sold) and is, therefore, considered a non-GAAP measure.  Management uses this financial measure because natural gas operating revenues include the net cost of gas sold, which is a tracked cost that is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms.  Fluctuations in the net cost of gas sold impact revenues on a dollar-for-dollar basis, but do not impact operating margin or operating income.  Management believes operating margin provides useful and relevant information necessary to analyze Southwest’s financial performance in a rate-regulated environment.

Operations and maintenance expenses increased $3.8 million, or 4%, between quarters primarily due to higher employee-related expenses and general cost increases.  Despite a 5% increase in average gas plant in service, depreciation decreased $11 million between quarters primarily due to reduced depreciation rates in Arizona, a result of the recently effective Arizona rate case.  Property taxes increased $1.5 million due to additional plant in service and increased property taxes in Arizona.

Other income and deductions decreased $384,000 between quarters primarily due to cash surrender values of COLI policies that increased $1.9 million in the current quarter, while the prior-year quarter included $2.2 million in COLI-related income.  Net interest deductions increased $430,000 between quarters primarily due to the third quarter 2016 issuance of $300 million of senior notes, partially offset by reductions associated with various debt redemptions during the past twelve months and lower interest expense associated with PGA balances as compared to the prior-year quarter.

Twelve Months to Date

Operating margin increased $25 million between periods including a combined $11 million of rate relief in the Arizona and California jurisdictions, as well as Paiute Pipeline Company.  Customer growth provided $8 million in operating margin.  Operating margin associated with recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues collectively improved $6 million.
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Operations and maintenance expenses increased $15.5 million, or 4%, between periods primarily due to general cost increases and higher employee-related expenses.  In addition, expenses for pipeline integrity management and damage prevention programs increased $1 million on a combined basis.  Depreciation decreased $1.9 million between periods as the impact of a 6% increase in average gas plant in service was more than offset by reduced depreciation rates in Arizona, effective April 2017.  Property taxes increased $3.7 million between periods primarily due to the new plant additions.

Other income increased $6.2 million between periods primarily due to $9 million of COLI cash surrender value increases in the current twelve-month period compared to $1.3 million in the prior period.  Net interest deductions increased $3.4 million between periods, resulting from the third quarter 2016 issuance of $300 million in senior notes, partially offset by reductions associated with various debt redemptions during the past twelve months.

Construction Services Segment Results
Second Quarter

Revenues increased $8.2 million, or 3%, in the second quarter of 2017 when compared to the prior-year quarter primarily due to an increase in pipe replacement work with existing customers, partially offset by a decrease in revenues associated with a temporary work stoppage by a significant customer which began in the first quarter of 2017 and continued through part of the second quarter of 2017.  The suspension of work resulted in a $15.8 million reduction in revenue, compared to the prior-year quarter, and a $100,000 pre-tax loss in the second quarter of 2017.

Construction expenses increased $8.1 million, or 3%, between quarters due to additional pipe replacement work and higher labor costs related to the temporary work stoppage.  Gains on sale of equipment (reflected as an offset to construction expenses) were approximately $1.1 million and $1.4 million for the second quarters of 2017 and 2016, respectively.

Depreciation and amortization decreased $3.5 million between quarters, primarily due to a $2.7 million reduction associated with the extension of the estimated useful lives of certain depreciable equipment during the past 12 months.

Twelve Months to Date

Revenues increased $59.1 million, or 6%, in the current twelve-month period compared to the prior-year period primarily due to additional pipe replacement work for existing customers.  Additionally, during the fourth quarter of 2016, work began on a multi-year water pipe replacement program for a new municipal customer.
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Construction expenses increased $75.7 million, or 8% between periods, due to additional pipe replacement work, higher labor costs experienced due to changes in the mix of work with existing customers, start-up costs associated with new customer contracts, and increased operating expenses to support increased growth in operations.  Additionally, the logistics surrounding the timing and length of a temporary work stoppage with a significant customer during the first six months of 2017 resulted in costs disproportionate to revenues.

Depreciation and amortization decreased $9.9 million between the current and prior-year periods primarily due to an $11.5 million reduction associated with the extension of the estimated useful lives of certain depreciable equipment over the last twelve months.

Net interest deductions decreased $441,000 between periods primarily due to lower interest rates and lower average outstanding borrowings.

Outlook for 2017 – 2nd Quarter 2017 Update
Natural Gas Segment:
•
Operating margin for 2017 is anticipated to benefit from new rates associated with the Arizona general rate case, customer growth (similar to 2016), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce approximately 2% in incremental margin.

•
Operations and maintenance expense is expected to track generally with inflationary changes and customer growth rates.  Despite the anticipated growth in gas plant in service (approximately 6%), depreciation and general taxes combined are expected to decrease due to the depreciation rate reduction approved in our Arizona general rate case settlement.

•	Operating income is expected to increase by 11% to 13% as compared to the prior year.
•	Net interest deductions for 2017 are expected to increase about $2 million as compared to the prior year due to higher short-term interest rates and interest on PGA balances.
•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

•	Capital expenditures in 2017 are estimated to be approximately $570 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Construction Services Segment:
•
Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that are expected to sustain, and over time, grow its business.  Revenues for 2017 are anticipated to be 2% to 5% greater than 2016 levels.

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•	Operating income is expected to be approximately 5% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2017 are expected to be approximately $7 million.
•	These collective expectations are before consideration of the portion of earnings attributable to the noncontrolling interests. Additionally, changes in foreign exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides natural gas service to 1,994,000 customers in Arizona, Nevada, and California.

Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2017, the anticipated effects on the Company of the recently approved Arizona general rate case settlement, and the Company’s optimism about the future. In addition, the statements under the heading “Outlook for 2017 – 2nd Quarter 2017 Update” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Corporation’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2017	2016

Consolidated Operating Revenues	$560,469	$547,748

Net Income Applicable to Southwest Gas Holdings	$17,864	$8,943

Average Number of Common Shares Outstanding	47,571	47,473

Basic Earnings Per Share	$0.38	$0.19

Diluted Earnings Per Share	$0.37	$0.19

Natural Gas Segment Revenues	$260,162	$255,648
Net Cost of Gas Sold	69,421	71,416
Operating Margin	$190,741	$184,232

SIX MONTHS ENDED JUNE 30,	2017	2016

Consolidated Operating Revenues	$1,215,206	$1,278,996

Net Income Applicable to Southwest Gas Holdings	$87,172	$84,389

Average Number of Common Shares Outstanding	47,550	47,455

Basic Earnings Per Share	$1.83	$1.78

Diluted Earnings Per Share	$1.82	$1.77

Natural Gas Segment Revenues	$722,764	$780,748
Net Cost of Gas Sold	216,300	285,016
Operating Margin	$506,464	$495,732

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TWELVE MONTHS ENDED JUNE 30,	2017	2016

Consolidated Operating Revenues	$2,396,700	$2,469,797

Net Income Applicable to Southwest Gas Holdings	$154,824	$145,774

Average Number of Common Shares Outstanding	47,516	47,347

Basic Earnings Per Share	$3.26	$3.08

Diluted Earnings Per Share	$3.24	$3.06

Natural Gas Segment Revenues	$1,263,428	$1,395,629
Net Cost of Gas Sold	328,405	486,048
Operating Margin	$935,023	$909,581

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com